Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO RECEIVES COMMUNICATION REGARDING NASDAQ LISTING

SCOTTSDALE, Ariz. (Feb.16, 2007) – Rural/Metro Corporation (NASDAQ: RURL), announced today that in accordance with NASDAQ procedures, it has received a staff determination letter indicating the Company does not currently comply with the timely regulatory filing requirement under Marketplace Rule 4310(c)(14).

As previously disclosed, the Company has delayed filing the Form 10-Q for the second quarter ended December 31, 2006 pending its completion of an internal review of its accounting practices relating to inventories. Jack Brucker, President and Chief Executive Officer, said, “We are working diligently to expedite and conclude this process.”

The Company will submit a request for a hearing by the NASDAQ Listing Qualifications Panel (the “Panel”) to review the staff determination and consider the Company’s continued listing. Pending a decision from the Panel, Rural/Metro’s common stock will continue to be listed on the NASDAQ Capital Market.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, private fire protection, and other safety services in 24 states and approximately 400 communities throughout the United States. For more information, visit the Company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The information contained in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the Company’s ability to finalize and file restated financial statements reflecting inventory adjustments; remain listed on the Nasdaq Capital Market; collect accounts receivable, sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Although Rural/Metro believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Reference is made to a more complete discussion of forward-looking statements and applicable risks that may cause actual results to differ materially from those contemplated by such forward-looking statements (“Cautionary Statements”) that include, among others, those identified under the captions “Forward-Looking Statements and Factors That May Affect Results” and “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2006, which is available free of charge on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov or on the Company’s website at www.ruralmetro.com. All subsequent written and oral forward-looking statements (or statements that may be attributed to the Company) are expressly qualified by the Cautionary Statements.

The Company’s forward-looking statements are based on information available today, and it undertakes no obligation to update these statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

(RURL/F)

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